Filed Pursuant to Rule 424(b)(5)
Registration No. 333-193898

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 28, 2014)

1,026,736 American Depositary Shares

Representing 1,026,736 Ordinary Shares

FLAMEL TECHNOLOGIES, S.A.

We are directly offering in a privately negotiated transaction 1,026,736 of our American Depositary Shares, or ADSs, representing 1,026,736 ordinary shares, to a single purchaser pursuant to this prospectus supplement at a price of $12.71 per ADS. We expect to receive net proceeds of approximately $13.0 million from the sale of these ADSs, after deducting estimated offering expenses.

Our ordinary shares, in the form of ADSs, are traded on the NASDAQ Global Market under the symbol “FLML.” The last reported sale price of our ADSs on the NASDAQ Global Market on December 1, 2014 was $14.34 per ADS.

Investing in our ADSs involves risks. Please read the risk factors identified in the documents incorporated by reference herein for more information regarding risks that should be considered before you make an investment in our ADSs.

The date of this prospectus supplement is December 2, 2014.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, “Flamel,” the “Company,” “we,” “us” and “our” refer to Flamel Technologies, S.A. and its subsidiaries, on a consolidated bases, unless otherwise indicated, “$”, “dollar” and “US dollar” refer to the lawful currency of the United States, and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or SEC, may automatically update and supersede this information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the ADSs. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

We are offering to sell ADSs only in a jurisdiction where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement and the accompanying prospectus are not being distributed in the context of a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this prospectus supplement and the accompanying prospectus have not been and will not be submitted to the Autorité des Marchés Financiers for approval in France nor that of any equivalent stock market authority of any member State of the European Economic Area.

The securities specified in this prospectus supplement and the accompanying prospectus are not intended for distribution in France except to (i) persons providing asset management services for the account of third parties and (ii) qualified investors (investisseurs qualifiés) to the exclusion of individuals all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier). The prospectus supplement and the accompanying prospectus have not been and are not to be distributed or reproduced (in whole or in part) in France. This prospectus supplement and the accompanying prospectus have been distributed on the understanding that such recipients will only participate in the issue or sale of the ADSs for their own account and undertake not to transfer, directly or indirectly, the ADSs to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, contain forward-looking statements. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. The words “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, our business is subject to significant risks that may be beyond our control, and there can be no assurance that actual results of our development and manufacturing activities and our results of operations will not differ materially from our expectations.

Factors that could cause actual results to differ from expectations include, among others, those identified in “Risk Factors” in this prospectus supplement, as well as the information contained in our public filings with the SEC. Some of these risks are highlighted below:

•	we currently depend on a small number of customers for the majority of our revenues related to our drug delivery platforms and drug products (e.g. products developed or being developed by our subsidiary, Éclat Pharmaceuticals, LLC (“Éclat”)), and the loss of any one of these customers could reduce our revenues significantly;
•	our focus on (i) the development and licensing of versatile, proprietary drug delivery platforms, (ii) the development of novel, high-value products based on our drug delivery platforms and (iii) as a result of our acquisition of Éclat, the development, approval, and commercialization of niche branded and generic pharmaceutical products in the U.S., rather than primarily on collaborative agreements with pharmaceutical and biotechnology companies, may not be successful;
•	our current revenues from our drug delivery business primarily depend on third party pharmaceutical and biotechnology companies successfully developing products that incorporate our drug delivery platforms;
•	we must invest substantial sums in research and development in order to remain competitive, and we may not fully recover these investments;
•	we currently depend upon a single site to manufacture some of our drug products and any interruption of operations could have a material adverse effect on our business;
•	we depend upon a limited number of suppliers for certain raw materials used in our drug delivery technologies and for the manufacture of certain drug products in development, and any failure to deliver sufficient quantities of supplies of these raw materials or product could interrupt our production process and could have a material adverse effect on our business;
•	if our competitors develop and market technologies or products that are more effective or safer than ours, or obtain regulatory approval and market such technologies or products before we do, our commercial opportunity will be diminished or eliminated;
•	we may fail to realize the anticipated benefits expected from the acquisition of Éclat and its portfolio of late-stage products pipeline products, and any new and complementary businesses, products and technologies we may acquire in the future;
•	if we cannot keep pace with the rapid technological change in our industry, we may lose business, and our drug delivery platforms and products could become obsolete or noncompetitive;
•	if we cannot adequately protect our drug delivery platforms and proprietary information, we may be unable to sustain a competitive advantage;
•	even if we and our partners obtain necessary regulatory approvals, our products and drug delivery platforms, or our partners’ products (incorporating our platforms) may not gain market acceptance;

•	our collaborative arrangements may give rise to disputes over commercial terms, contract interpretation and ownership of intellectual property and may adversely affect the commercial success of the products developed under those partnerships;
•	third parties may claim, that our drug delivery platforms, or the products in which they are used, or our other products infringe on their rights and we may incur significant costs resolving these claims or may not be able to resolve;
•	if we or our third party collaborative partners are required to obtain licenses from third parties, our revenues and royalties on any commercialized products could be reduced;
•	if our third party collaborative partners face generic competition for their products, our revenues and royalties from such products may be adversely affected;
•	healthcare reform and restrictions on reimbursements may limit our financial returns;
•	fluctuations in foreign currency exchange rates and the impact of the European sovereign debt crisis may clause fluctuations in our financial results;
•	products that incorporate our drug delivery platforms and our late-stage development products acquired from Éclat and other products we may develop are subject to regulatory approval. If we or our pharmaceutical and biotechnology company partners do not obtain such approvals, or if such approvals are delayed, our revenues may be adversely affected;
•	commercial products are subject to continuing regulation, and we on our own, and in conjunction with our pharmaceutical and biotechnology companies partners, may be subject to adverse consequences if we or they fail to comply with applicable regulations;
•	we are subject to U.S. federal and state laws prohibiting “kickbacks” and false claims that, if violated, could subject us to substantial penalties, and any challenges to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, causing harm to our business;
•	regulatory reforms may adversely affect our ability to sell our products or technologies drug delivery platforms profitably;
•	we and companies to which we have licensed our drug delivery platforms and subcontractors we engage for services related to our in the development of our products are subject to extensive regulation by the FDA and other regulatory authorities. Their failure to meet these regulatory requirements could adversely affect our business;
•	we may face product liability claims related to participation in clinical trials or the use or misuse of our products or third party products that incorporate our drug delivery platforms;
•	if we use hazardous biological and/or chemical materials in a manner that causes injury, we may be liable for significant damages;
•	we currently do not intend to pay dividends, and cannot assure shareholders that we will make dividend payments in the future; and
•	our largest shareholders own a significant percentage of the share capital and voting rights of the Company.

Forward-looking statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Except as required by law, we undertake no obligation to update these forward-looking statements as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in the ADSs, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

Flamel Technologies SA's business model is to blend high-value internally developed products with its leading drug delivery capabilities. The Company markets Bloxiverz® (neostigmine methylsulfate) and VazculepTM (phenylephrine hydrochloride) in the U.S. We have a proprietary pipeline of niche specialty pharmaceutical products, while our drug delivery platforms are focused on the goal of developing safer, more efficacious formulations of drugs to address unmet medical needs. Our pipeline includes chemical and biological drugs formulated with our Micropump® (and its applications to the development of liquid formulations LiquiTime® and of abuse-deterrent formulations Trigger LockTM) and MedusaTM proprietary drug delivery platforms. Several Medusa-based products have been successfully tested in clinical trials.

Our principal executive offices are located at 33 Avenue du Docteur Georges Levy, 69693 Vénissieux Cedex, France, and our telephone number at that location is +33 472 783 434. In addition, we have operations in St. Louis, Missouri, USA, and currently have manufacturing facilities in Pessac, France, but have entered into an agreement to sale that facility (See “— Proposed Sale of Pessac Facility” below. For more information regarding our business, please refer to our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated herein by reference. Our website address is www.flamel.com. Information contained on our website is not part of this prospectus.

Sale of Pessac Manufacturing Facility

On December 1, 2014 we completed the sale of our development and manufacturing facility located in Pessac, France, to Recipharm AB (“Recipharm”). Material terms of the transaction are as follows:

•	The purchase price for the Pessac facility and its assets was EUR 10.6 million.
•	Flamel and Recipharm entered into a five year service agreement.
•	Included in the sale of the facility was the royalty contract for Coreg CR® with Glaxo SmithKline.
•	Recipharm has an option to negotiate with Flamel for the European rights to any product that Flamel plans to license for sale in the European market.
•	Recipharm and Flamel have agreed to negotiate a contract with the intention of further enhancing the economic benefits to both companies whereby Recipharm will incorporate Flamel's drug delivery technologies in its contract development business.

This new partnership allows Flamel to retain access to the development and manufacturing capabilities of the Pessac facility and gain the use of any of Recipharm’s other facilities for the development or manufacture of their proprietary pipeline if needed. The Pessac facility is not currently used for the production of Flamel finished products and Flamel intends to continue to outsource to third party contract manufacturing companies like Recipharm.

The Pessac facility is located in Bordeaux, France. It is a modern, fully compliant CMP (FDA and ANSM approved) facility for the development and manufacturing of pharmaceuticals. The facility currently manufactures Flamel's Medusa and Micropump proprietary drug delivery technologies. It is equipped with three spray-coating machines, warehousing, analytical and Quality Control laboratories, and equipment for polymer synthesis.

Receipharm is also the purchaser of the ADSs in this offering, but the sale of the Pessac facility and the sale of the ADSs are separate transactions.

The Offering

ADSs offered
1,026,736 ADSs representing 1,026,736 ordinary shares.
Price per ADS offered
$12.71, representing the average opening trading price of the ADS on the NASDAQ Global Market for the 20 trading-day period ended November 25, 2014.
ADSs to be outstanding after the offering (assuming no exercise of the underwriters’ over-allotment option)
38,613,403 ADSs representing 38,613,403 ordinary shares(1), assuming the deposit of all outstanding shares into the ADS deposit facility.
The ADSs
Each ADS will represent one ordinary share, nominal value € 0.122 per share. You will have the rights of an ADS holder as provided in the deposit agreement among us, The Bank of New York Mellon, the depositary, and holders and beneficial owners of ADSs from time to time. To better understand the terms of the ADSs, you should carefully read the section entitled “Description of American Depositary Shares” in the accompanying prospectus.
Use of Proceeds
We intend to use the net proceeds from this offering to continue the development of our product pipeline, including possible clinical trials, and for general corporate purposes, including working capital. See “Use of Proceeds” on page S-7.
Risk Factors
See “Risk Factors” in our Form F-20 for the year ended December 31, 2013 for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
NASDAQ Global Market symbol
FLML
Income Tax Considerations
See “Certain Income Tax Considerations” in this prospectus supplement for a discussion of certain material income tax considerations of an investment in the ADSs.

(1)	The number of our ordinary shares to be outstanding after this offering is based on 38,936,300 ordinary shares outstanding as of December 1, 2014. This number excludes:
•	an aggregate of 6,752,000 shares reserved for future issuance under our currently outstanding equity plans;
•	2,511,240 shares issuable upon the exercise of outstanding stock options, directors warrants and warrants granted pursuant to our currently outstanding equity plans at a weighted average exercise price of $9.88 per share;
•	3,300,000 shares issuable upon the exercise of outstanding warrants issued in connection with our acquisition of Éclat at a weighted average exercise price of $8.63 per share; and
•	366,850 shares issuable at the end of the vesting period pursuant to our currently outstanding Employee free share awards.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of the ADSs in this offering will be approximately $13.0 million, after deducting estimated offering expenses.

We intend to use a portion of the net proceeds from the sale of the securities offered pursuant to this prospectus supplement to continue the development of our product pipeline, including possible clinical trials, and for general corporate purposes, including working capital

Management’s plans for the use of the proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures depend on several factors. Accordingly, our management team will have broad discretion in using the net proceeds of this offering. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

MARKET PRICE AND DIVIDEND INFORMATION

Our ordinary shares, in the form of ADSs, are currently listed on the NASDAQ Global Market under the symbol “FLML.” As of December 1, 2014, we had 38,936,300 ordinary shares outstanding, held by approximately 247 holders of record.

The following table sets forth the quarterly high and low sales prices of the ADSs on the NASDAQ Global Market for the periods indicated:

	Per ADS
	High	Low
2014:
Fourth Quarter (through December 1, 2014)	$14.69	$11.12
Third Quarter	$15.96	$12.89
Second Quarter	$15.75	$9.53
First Quarter	$14.95	$7.95
2013:
First Quarter	$4.69	$2.99
Second Quarter	$6.40	$3.93
Third Quarter	$6.90	$5.55
Fourth Quarter	$8.21	$5.30
2012:
First Quarter	$7.70	$4.92
Second Quarter	$5.75	$3.96
Third Quarter	$5.62	$4.00
Fourth Quarter	$4.38	$2.85

We have never declared or paid a cash dividend on any of our capital stock and do not anticipate declaring cash dividends in the foreseeable future. Declaration of dividends on our shares will depend upon, among other things, future earnings, if any, the operating and financial condition of our business, our capital requirements, general business conditions and such other factors as our Board of Directors deems relevant.

DILUTION

Our net tangible book value on September 30, 2014 was approximately $8.7 million, or $0.22 per share. “Net tangible book value” is our total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchaser of ADSs in this offering and the net tangible book value per share of our ordinary shares immediately afterwards. After giving effect to the sale by us of 1,026,736 ADSs in this offering at an offering price of $12.71 per ADS and after deducting estimated offering expenses payable by us, our net tangible book value as of September 30, 2014 would have been approximately $21.7 million, or $0.54 per share. This represents an immediate increase in net tangible book value of $0.32 per share to existing shareholders and an immediate dilution of $12.17 per ADS to new investors purchasing ADSs in this offering. The following table illustrates this dilution:

Public offering price per ADS		$12.71
Net tangible book value per ADS as of September 30, 2014	$0.22
Increase per ADS attributable to new investors after giving effect to the offering	$0.32
Net tangible book value per ADS after giving effect to the offering		$0.54
Dilution per ADS to new investor		$12.17

The foregoing table does not take into effect further dilution to the new investor that could occur upon the exercise of outstanding stock options and warrants having a per share exercise price less than the offering price per ADS in this offering.

CAPITALIZATION

The following table sets forth our actual capitalization as of September 30, 2014. You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents that they incorporate by reference, including our consolidated financial statements and the related notes.

As of September 30, 2014
Cash and cash equivalents	$24,006
Liabilities:
Long-term debt, less current portion(1)	$68,028
Capital lease obligations, less current portion	36
Deferred revenue, less current portion
Other long-term liabilities(2)	8,554
Total long-term liabilities	76,618

Shareholders’ equity:
Ordinary shares at nominal value of 0.122 euro (51,866,390 shares authorized and 38,936,300 shares issued)	5,998
Additional paid-in capital	329,677
Accumulated deficit	(293,303)
Accumulated other comprehensive loss	(2,324)
Total shareholders’ equity	40,048
Total capitalization	$116,666

(1) Long-term debt, less current portion includes:
Government loans for R&D projects	$1,469
Acquisition liability contingent consideration	33,460
Acquisition liability warrant consideration	26,945
Deerfield Royalty Agreement	4,168
Broadfin Royalty Agreement	1,986
Total long-term debt, less current portion	$68,028
(2) Other long-term liabilities includes:
Funding from partner GSK long-term	$4,969
Provision for retirement indemnity	3,547
Other	38
Total Other Long-term Liabilities	$8,554

CERTAIN INCOME TAX CONSIDERATIONS

The following summary of the material U.S. federal and French tax consequences of an investment in the ADSs and the ordinary shares they represent is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under U.S. state, local and other tax laws.

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) under present law of an investment in the ADSs. This summary applies only to investors that hold the ADSs as capital assets. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus supplement and on U.S. Treasury regulations in effect or in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	certain financial institutions;
•	insurance companies;
•	broker dealers;
•	U.S. expatriates;
•	traders that elect to mark-to-market their securities holdings;
•	tax-exempt entities;
•	persons liable for alternative minimum tax;
•	persons whose functional currency is not the U.S. dollar;
•	persons holding an ADS as part of a straddle, hedging, conversion or integrated transaction; or
•	persons that actually or constructively own 10% or more of our voting stock.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply if you are a beneficial owner of ADSs and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state in the United States or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the U.S. Internal Revenue Code of 1986, as amended, on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes that holds ADSs, your tax treatment generally will depend on your status and the activities of the partnership. If you are a partner or partnership holding ADSs, you should consult your own tax advisors.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you generally will be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

Taxation of Dividends and Other Distributions on the ADSs

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distribution (including constructive dividends) to you with respect to the ADSs generally will be included in your gross income as dividend income on the date of actual or constructive receipt by the depositary, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). We do not currently intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution we make generally will be treated as a dividend. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may constitute “qualified dividend income” and be taxed at the lower applicable capital gains rate, provided that (1) the ADSs with respect to which the dividends are paid are readily tradable on an established securities market in the United States, or we are eligible for one of certain income tax treaties with the United States, including the current income tax treaty between the United States and France, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ADSs are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as the ADSs are. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes and generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Subject to certain conditions and limitations, French withholding taxes on dividends at a rate not exceeding the rate per the U.S. Treaty (defined below) may be treated as foreign taxes eligible for credit against your U.S. federal income tax. You should consult your own tax advisors regarding the creditability of any French tax.

Taxation of Disposition of ADSs

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized for the ADS and your tax basis in the ADS. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year at the time of disposition, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. You generally would only be able to claim a foreign tax credit for any foreign taxes to the extent that you have foreign source income.

Passive Foreign Investment Company Status

We do not currently expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or the foreseeable future. Our actual PFIC status for the current taxable year, however, will not be determinable until the close of the current taxable year ending December 31, 2014, and accordingly, there is no guarantee that we will not be a PFIC for the current taxable year or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or
•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning our proportionate share of the assets and receiving our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold ADSs, unless you make a “mark-to-market” election as discussed below, we generally will continue to be treated as a PFIC for all succeeding years during which you hold ADSs.

If we are a PFIC for any taxable year during which you hold ADSs, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs;
•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and
•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if you hold the ADSs as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment under the excess distribution regime described above. If you make a mark-to-market election for the ADSs, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the Nasdaq Global Select Market, or other market, as defined in applicable U.S. Treasury regulations. The ADSs are listed on the Nasdaq Global Select Market, and we expect that they will continue to be regularly traded on the Nasdaq Global Select Market. Consequently, if you are a holder of ADSs, the mark-to-market election should be available to you were we to be or become a PFIC.

If you hold ADSs in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ADSs and any gain realized on the disposition of the ADSs (as well as any other information specified by the U.S. Department of the Treasury).

In addition, if we are a PFIC, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs and proceeds from the sale, exchange or redemption of ADSs may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, if you are a corporation or a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or if you are otherwise exempt from backup withholding. If you are a U.S. Holder who is required to establish exempt status, you generally must provide such certification on U.S. Internal Revenue Service Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

Certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the ADSs) are required to report information relating to such assets, subject to certain exceptions. You should consult your tax advisor regarding the effect, if any, of these rules on your ownership and disposition of the ADSs.

French Material Tax Consequences

The following is a description of the material French tax consequences of the acquisition, ownership and disposition of the ADSs by a U.S. Holder. This description is based on applicable tax laws, regulations and judicial decisions as of the date of this annual report, and, where applicable, the Convention between the United States of America and France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, dated of August 31, 1994, as amended from time to time (the “U.S. Treaty”).

This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADSs and any related agreement will be performed in accordance with their terms.

The following is a description of the principal tax effect on U.S. Holders for the purposes of French tax if, all of the following points apply:

•	the U.S. Holder owns, directly, indirectly or constructively, less than 10% of the Company capital and dividend rights;
•	the U.S. Holder is entitled to the benefits of the U.S. Treaty (including under the “limitations on benefits” article of the U.S. Treaty);

•	the U.S. Holder does not hold the ADSs through a permanent or a fixed base in France;
•	the U.S. Holder is not multi-resident;
•	the U.S. Holder does not hold the ADSs through a non-U.S. based pass-through entity; and
•	the U.S. Holder does not receive dividend, capital gains or other payments on the ADSs on an account located in a Non-cooperative State as defined in Article 238-0 A of the French General Tax Code and as mentioned in a list published by the French tax authorities as amended from time to time (on January 1st of each year).

A U.S. Holder to whom all the above requirements apply will be hereafter defined as a Qualifying U.S. Holder.

This description is relevant only to holders of ADSs who are Qualifying U.S. Holders.

For purposes of the U.S. Treaty Qualifying U.S. Holders of ADSs will be treated as the owners of Company’s ordinary shares represented by such ADSs.

Special rules apply to U.S. expatriates, insurance companies, pass-through entities and investors in such entities, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and securities broker-dealers, among others. Those special rules are not discussed in this annual report.

Holders of Company ADSs are encouraged to consult their own tax advisors as to the particular tax consequences to them of owning the ADS, including their eligibility for benefits under the U.S. Treaty, the application and effect of state, local, foreign and other tax laws and possible changes in tax laws or in their interpretation.

Taxation of Dividends

Dividends paid by a French company to non-French holders are generally subject to a 30% withholding tax (or 21% if the holder is an individual resident of the EU, Norway, Iceland or Liechtenstein). Such 30% withholding tax rate can be increased to 75% if the dividend is paid towards non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced by application of a tax treaty with France.

Dividends paid to a Qualifying U.S. Holder by French companies are immediately subject to a reduced rate of 15%, provided that such Qualifying U.S. Holder establishes before the date of payment of the dividend that he or she is a U.S. resident under the U.S. Treaty by completing and delivering the depositary with a simplified certificate (Form 5000-FR) (the “Certificate”) in accordance with French tax guidelines (BOI-INT-DG-20-20-20-20). Dividends paid to a Qualifying U.S. Holder that has not filed and delivered to the paying agent the Certificate before the dividend payment date, will be subject to French withholding tax at the rate of 30%. The tax withheld in excess of 15% can be refunded by the French tax authorities provided that such Qualifying U.S. Holder duly completes and provides the French tax authorities with the Certificate and Form 5001-FR (the “Forms”) before December 31 of the second calendar year following the year during which the dividend is paid. U.S. pension funds and other tax exempt entities are subject to the same general filing requirement as the U.S. Holders, except that they may be required to supply additional documentation evidencing their entitlement to these benefits.

Taxation of Capital Gains

A Qualifying U.S. Holder will not be subject to any French income or withholding tax on any capital gain realized upon the sale or exchange of ADSs of the Company.

Estate and Gift Taxes

Under the Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts dated November 24, 1978 (as amended from time to time), if a U.S. Holder transfers his or her shares by gift or by reason of the U.S. Holder’s death, that transfer will not be subject to French gift or inheritance tax unless the U.S. Holder is domiciled in France at the time of making the gift or at the time of his or her death or if the shares are held for use in the conduct of a business or profession through a permanent establishment or a fixed base in France.

Wealth Tax

Qualifying U.S. Holders will not be subject to French wealth tax.

PLAN OF DISTRIBUTION

We are selling the ADSs offered under this prospectus supplement directly to a single purchaser in a privately negotiated transaction in which no party is acting as an underwriter. Subject to the terms of a purchase agreement we have entered into with the purchaser, the purchaser has agreed to purchase and we have agreed to sell to the purchaser 1,026,736 ADSs at price of $12.71 per ADS. We determined the per ADS price through negotiations with the purchaser and the price represents the average opening trading price of the ADS on the NASDAQ Global Market for the 20 trading-day period ended November 25, 2014. We expect to deliver the ADSs through the book entry facilities of the Depository Trust Company against payment of the aggregate purchase price for the ADSs purchased on or about December 10, 2014.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus supplement and the accompany prospectus are only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act, and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the shares covered by this prospectus supplement and accompanying prospectus (other than current reports furnished pursuant to Items 2.02 and 7.01 of Form 8-K). The documents we are incorporating by reference are:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2013;
•	our Reports of Foreign Private Issuer on Form 6-K pursuant to Rules 13a-16 and 15d-16 filed with the Commission on January 31, 2014, February 14, 2014, March 6, 2014, March 11, 2014, April 10, 2014, May 6, 2014, May 21, 2014, June 4, 2014, July 2, 2014, July 8, 2014, August 4, 2014, August 8, 2014, September 15, 2014 (as Amended on November 11, 2014), November 12, 2014 and November 17, 2014;

•	all documents we subsequently file under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part (and prior to effectiveness) and before the termination of the offerings using this prospectus, including Annual Reports on Form 20-F, provided, that with respect to any Report of Foreign Private Issuer on Form 6-K, we will only incorporate these documents to the extent that any report is specifically designated as being incorporated by reference into this prospectus; and
•	the description of our ordinary shares, and the American Depositary Shares representing the ordinary shares, contained in our Registration Statement on Form F-1 filed on April 19, 1996, as amended, pursuant to the Securities Act.

All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference into this prospectus.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Flamel Technologies, S.A., 33 Avenue du Docteur, Georges Levy, 69693 Venissieux Cedex, France, +33 472 783 434.

PROSPECTUS

Up to 17,000,000 Ordinary Shares

FLAMEL TECHNOLOGIES, S.A.

Ordinary Shares in the Form of American Depositary Shares

We may offer and sell from time to time an aggregate of up to 17,000,000 ordinary shares of Flamel Technologies, S.A., or Flamel, which may be represented by American Depositary Shares, or ADSs. Each ADS represents one ordinary share or the right to receive one ordinary share.

We may offer the securities for sale in amounts, at prices, and on terms determined at the time of the offering. We may sell the securities directly to you, through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers, we will name them and describe their compensation in a prospectus supplement. This prospectus describes some of the general terms that may apply to an offering of the securities. The specific terms of any offering will be described in a supplement to this prospectus that contains specific information about the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

ADSs, representing ordinary shares of Flamel, approximately €0.122 nominal value, referred to as ordinary shares, are traded under the symbol “FLML” on the NASDAQ Global Market. On February 11, 2014, the last reported sale price for our ADSs on the NASDAQ Global Market was $9.52 per ADS.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus and included in any prospectus supplement.

The date of this prospectus is February 28, 2014

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

ABOUT THIS PROSPECTUS

In this prospectus, “Flamel,” “the Company,” “we,” “us” and “our” refer to Flamel Technologies, S.A. and its subsidiaries, on a consolidated bases, unless otherwise indicated, “$”, “dollar” and “US dollar” refer to the lawful currency of the United States, and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this registration statement, we may from time to time, in one or more offerings, sell the ordinary shares, which may be represented by ADSs, as described in the prospectus. Each time we sell securities in primary offerings, we will provide a supplement to this prospectus that contains specific information about the terms of such offering. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information incorporated by reference into this prospectus or any supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may add, update, or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read this prospectus and any prospectus supplement, together with additional information referenced under the headings “Where You Can Find More Information,” “Incorporation By Reference” and “Risk Factors” before you invest in our securities.

This prospectus and any prospectus supplement are not being distributed in the context of a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this prospectus and any prospectus supplement have not been and will not be submitted to the Autorité des Marchés Financiers for approval in France nor that of any equivalent stock market authority of any member State of the European Economic Area.

The securities specified in this prospectus and any prospectus supplement are not intended for distribution in France except to (i) persons providing asset management services for the account of third parties and (ii) qualified investors (investisseurs qualifiés) to the exclusion of individuals all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier). The prospectus and any prospectus supplement have not been and are not to be distributed or reproduced (in whole or in part) in France. This prospectus and any prospectus supplement have been distributed on the understanding that such recipients will only participate in the issue or sale of the ADSs for their own account and undertake not to transfer, directly or indirectly, the ADSs to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier).

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein by reference, contain forward-looking statements. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. The words “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, our business is subject to significant risks that may be beyond our control, and there can be no assurance that actual results of our development and manufacturing activities and our results of operations will not differ materially from our expectations.

Factors that could cause actual results to differ from expectations include, among others, those identified in “Risk Factors” in this prospectus and those in our Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated by reference into this prospectus, as well as the information contained in our other public filings with the SEC. Some of these risks are highlighted below:

•	we depend on a few customers for the majority of our revenues, and the loss of any one of these customers could reduce our revenues significantly;
•	our revenues from our drug delivery technology business depend on pharmaceutical and biotechnology companies successfully developing products that incorporate our drug delivery technologies;
•	although products that incorporate our drug delivery technologies and development products acquired in connection with our acquisition of Éclat Pharmaceuticals, LLC (“Éclat”) may appear promising at their early stages of development and in clinical trials, none of these potential products may reach the commercial market for a number of reasons;
•	we must invest substantial sums in research and development in order to remain competitive, and we may not fully recover these investments;
•	we must comply with various covenants and obligations under our debt agreements, and our failure to do so could adversely affect our ability to operate our business, develop our product portfolio or pursue certain opportunities;
•	we depend upon a single site to manufacture our drug delivery products, and any interruption of operations could have a material adverse effect on our business;
•	we depend upon a limited number of suppliers for certain raw materials used in our products, and any failure to deliver sufficient supplies could interrupt our production process and could have a material adverse effect on our business;
•	if our competitors develop and market technologies or products that are more effective than ours, or obtain regulatory approval and market such technology or products before we do, our commercial opportunity will be diminished or eliminated;
•	if we cannot keep pace with the rapid technological change in our industry, we may lose business, and our drug delivery systems could become obsolete or noncompetitive;
•	if we cannot adequately protect our technology and proprietary information, we may be unable to sustain a competitive advantage;
•	even if we and our partners obtain necessary regulatory approvals, our products and technologies may not gain market acceptance;
•	our collaborative arrangements may give rise to disputes over commercial terms, contract interpretation and ownership of our intellectual property and may adversely affect the commercial success of our products;

•	third parties have claimed, and may claim in the future, that our technologies, or the products in which they are used, infringe on their rights and we may incur significant costs resolving these claims;
•	we can offer no assurance that any patents issued to us will provide us with competitive advantages or will not be infringed, challenged, invalidated or circumvented by others, or that the patents or proprietary rights of others will not have an adverse effect on our ability to do business;
•	if our third party collaborative partners face generic competition for their products, our revenues and royalties from such products may be adversely affected;
•	healthcare reform and restrictions on reimbursements may limit our financial returns;
•	fluctuations in foreign currency exchange rates and the impact of the European sovereign debt crisis may cause fluctuations in our financial results;
•	products that incorporate our drug delivery technologies and development products acquired from Éclat are subject to regulatory approval. If our pharmaceutical and biotechnology company partners do not obtain such approvals, or if such approvals are delayed, our revenues may be adversely affected;
•	we are subject to federal and state laws prohibiting “kickbacks” and false claims that, if violated, could subject us to substantial penalties, and any challenges to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business;
•	companies to which we have licensed our technology are subject to extensive regulation by the FDA and other regulatory authorities. Their failure to meet strict regulatory requirements could adversely affect our business;
•	we may face product liability claims related to participation in clinical trials or the use or misuse of our products or third party products that incorporate our technologies;
•	if we use biological and hazardous materials in a manner that causes injury, we may be liable for significant damages;
•	we may fail to realize the anticipated benefits expected from the acquisition of Éclat and its portfolio of pipeline products;
•	if we choose to acquire new and complementary businesses, products or technologies, we may be unable to complete these acquisitions or to successfully integrate them in a cost effective and non-disruptive manner;
•	the price of our ADSs has been volatile and may continue to be volatile;
•	because we have had limited commercial sales, investors in our shares may have difficulty evaluating our prospects;
•	if we are not profitable in the future, the value of our shares may fall;
•	our operating results may fluctuate, which may adversely affect our share price;
•	we currently do not intend to pay dividends, and cannot assure shareholders that we will make dividend payments in the future; and
•	our largest shareholders own a significant percentage of the share capital and voting rights of the Company.

Forward-looking statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Except as required by law, we undertake no obligation to update these forward-looking statements as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements.

THE COMPANY

General

We are a specialty pharmaceutical company with a business model focused on blending high-value internally developed products with our leading drug delivery capabilities. We have a proprietary pipeline of niche specialty pharmaceutical products, while our drug delivery platforms are being used to target safer, more efficacious formulations of pharmaceuticals to address unmet medical needs. Our partnered pipeline includes biological and chemical drugs formulated with our Medusa® and Micropump® proprietary drug delivery platforms. Several Medusa-based products have been successfully tested in clinical trials. We have developed products and manufacture Micropump-based microparticles under FDA-audited GMP guidelines. We have a collaboration with GlaxoSmithKline (Coreg CR®, carvedilol phosphate) as well as other pharmaceutical and biotechnology companies which have not yet been disclosed.

Recent Developments in the Products Portfolio

On May 31, 2013, the U.S. Food and Drug Administration (“FDA”) approved the company’s New Drug Application (NDA) for BloxiverzTM (neostigmine methylsulfate), a drug used intravenously in the operating room for the reversal of the effects of non-depolarizing neuromuscular blocking agents after surgery. Our subsidiary, Éclat Pharmaceuticals is working to place product into the marketplace and informing clinical staff, hospital risk managers and Group Purchasing Organizations (“GPOs”) to make them aware of availability of the first FDA-approved version of neostigmine sulfate.

On September 2013, FDA accepted for review our second new drug application (“NDA”). We have received a Prescription Drug User Fee Act (“PDUFA”) date, the target date for the FDA to complete its review of the NDA, of April 28, 2014. For competitive reasons, we have decided not to identify the product at this time, but we intend to provide additional information at a later date.

As a part of our research and development program, we have completed preclinical studies with our proprietary extended release Medusa hGH XL product which utilizes our Medusa® technology applied to recombinant human growth hormone (rhGH). Our study data provided significant evidence to move this proprietary drug forward into a human clinical trial in 2014 with once weekly dosing.

We will continue to push forward on additional NDA filings out of the Éclat portfolio and on development of additional, innovative drugs that employ our proprietary platform of technologies. Greater research and development spending on these new product efforts is designed to build our near-term and mid-term pipeline and potential revenues. In addition, we continue to explore development, supply and licensing opportunities for our five drug delivery platforms with third parties, but will not rely completely on those partnerships to create revenue and profit opportunities.

Company Information

Our principal executive offices are located at 33 Avenue du Docteur Georges Levy, 69693 Vénissieux Cedex, France, and our telephone number at that location is +33 472 783 434. In addition, we have operations in St. Louis, Missouri, USA, and manufacturing facilities in Pessac, France. For more information regarding our business, please refer to our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference. Our website address is www.flamel.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties, and assumptions discussed under “Item 3. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated herein by reference, and any risk factors that may be set forth in any applicable prospectus supplement, together with all of the other information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. These risk factors may be amended, supplemented, or superseded from time to time by future reports that we file with the Securities and Exchange Commission, or SEC, which are incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, including working capital and repayment of outstanding debt. We will include additional information about any indebtedness to be repaid with net proceeds from the sale of the shares in an applicable prospectus supplement. Accordingly, we will retain broad discretion over the use of the proceeds. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

CURRENCY AND EXCHANGE RATES

The following table sets forth the high, low and average exchange rates for the Euro against the U.S. dollar in each of the last five years and in each of the previous six months.

Year Ended December 31, Euro to U.S. Dollar:	High	Low	Average Rate*
2013	1.3814	1.2768	1.3282
2012	1.3454	1.2089	1.2856
2011	1.4882	1.2889	1.3917
2010	1.4563	1.1942	1.3268
2009	1.5120	1.2555	1.3933

Previous Six Months, Euro to U.S. Dollar:	High	Low	Average Rate*
January 2014	1.3687	1.3526	1.3610
December 2013	1.3814	1.3536	1.3704
November 2013	1.3611	1.3365	1.3493
October 2013	1.3805	1.3493	1.3635
September 2013	1.3545	1.3117	1.3348
August 2013	1.3392	1.3203	1.3310

*	Annual totals represent the average of the noon buying rates for Euros of each business day during the relevant period, according to the ‘Banque de France’. Monthly totals represent the average of the noon buying rates for Euros for each business day during the relevant month according to the ‘Banque de France’.

The exchange rate for the Euro against the U.S. dollar as of February 11, 2014, was $1.3676 to €1.00. The Company makes no representation that Euro amounts have been, could have been or could be converted into U.S. dollars at any of the exchange rates referred to herein as of a given date.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited consolidated indebtedness and capitalization as of September 30, 2013 in accordance with U.S. GAAP. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information included in our Report of Foreign Private Issuer on Form 6-K filed on January 15, 2014 and incorporated by reference in this prospectus.

As of September 30, 2013 ($ in thousands)
(unaudited)
Cash and cash equivalents	$7,807
Liabilities:
Long-term debt, less current portion(1)(2)	$65,398
Capital lease obligations, less current portion	122
Deferred revenue, less current portion	136
Deferred tax liabilities	7,670
Other long-term liabilities(3)	24,986
Total long-term liabilities	98,313
Shareholders’ equity:
Ordinary shares at nominal value of 0.122 euro (34,329,690 shares authorized and 25,612,550 shares issued)(4)	3,722
Additional paid-in capital	211,002
Accumulated deficit	(240,668)
Accumulated other comprehensive income	10,539
Total shareholders’ equity	(15,405)
Total capitalization	$82,908

(1)	Long-term debt, less current portion includes:
	Government loans for R&D projects	$2,151
	Acquisition liability contingent consideration	34,418
	Acquisition liability note	8,531
	Acquisition liability warrant consideration	7,457
	Deerfield Facility agreement	9,322
	Deerfield Royalty Agreement	3,519
	Total long-term debt, less current portion	$65,398
(2)	Does not reflect $5.0 million outstanding under our new loan agreement entered into in December 2013.
(3)	Other long-term liabilities includes:
	Funding from partner GSK long-term	$5,979
	Provision for retirement indemnity	3,145
	R&D tax credit financing long-term	12,959
	Employee service award provision long-term	2,875
	Other	28
	Total Other Long-term Liabilities	$24,986
(4)	At an extraordinary shareholders’ meeting held on February 11, 2014, our shareholders approved resolutions authorizing the Board of Directors, subject to certain limitations,
	to increase in our authorized capital by up to an additional 17,000,000 ordinary shares.

MARKET PRICE INFORMATION

There is currently no public trading market for our ordinary shares. The ADSs have been traded on the Nasdaq Global Market under the symbol “FLML” since 1996. The following table shows the high and low sales prices of the ADSs on the NASDAQ Global Market for the periods indicated.

	Per ADS
	High	Low
2014:
First Quarter (through February 11, 2014)	$11.48	$7.95
2013:
First Quarter	$4.69	$2.99
Second Quarter	$6.40	$3.93
Third Quarter	$6.90	$5.55
Fourth Quarter	$8.21	$5.30
2012:
First Quarter	$7.70	$4.92
Second Quarter	$5.75	$3.96
Third Quarter	$5.62	$4.00
Fourth Quarter	$4.38	$2.85

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any one of more of the following ways from time to time:

•	to or through underwriters;
•	to or through dealers;
•	directly to one or more purchasers;
•	through agents; or
•	through a combination of any of the above.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of the securities and the proceeds to us from the sale;
•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and
•	any delayed delivery arrangements.

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” or “Plan of Distribution” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information concerning our share capital. Related summary information is provided in “Item 10 — Additional Information” of our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference into this prospectus.

General

Our share capital consists of ordinary shares, nominal value 0.122 euros per share. We have authorized 51,329,690 ordinary shares, 25,612,550 of which were issued and outstanding as of February 11, 2014. All of the shares, including the shares to be sold in any subsequent offering, are or will be fully paid.

We do not hold any shares in our treasury.

Capital Authorized but Unissued

At our Combined Ordinary and Extraordinary Meeting of Shareholders held on June 20, 2013, our shareholders authorized the Board of Directors to increase our share capital to, among other things, allocate stock options and free shares to employees. In addition, at a subsequent Extraordinary Meeting of Shareholders held on February 11, 2014, our shareholders authorized the Board of Directors to increase the share capital of the Company in connection with potential offerings by the Company that meet the criteria specified by the shareholders.

The following table shows all the current authorizations granted by the shareholders to the Board of Directors in respect of capital increases, and the usage made of these powers through February 11, 2014:

Nature of Authorized Operation	Valid Through	Maximum Amount of Capital Increase (par value) (in euros)	Use of delegation since June 20, 2013	Balance
Authorization of the Issuance of 15,000,000 Ordinary Shares	August 11, 2015	1,829,400	No	1,829,400
Authorization of the Issuance of 2,000,000 Ordinary Shares	August 11, 2015	243,920	No	243,920
Authorization for the Issuance of 1,000,00 Stock Options	August 21, 2015	121,960	Yes	3,415
Authorization for the Issuance of 200,000 shares at no cost (“Free Shares”)	August 21, 2015	24,392	Yes	—
Issuance of 2,200,000 stock warrants	March 13, 2018	268,312	No	268,312
Issuance of 1,100,000 stock warrants	March 13, 2018	134,156	No	134,156
Authorization for Issuance of 600,000 Stock Options	August 20, 2016	73,176	No	73,176
Authorization for the Issuance of 200,000 Free Shares	August 20, 2016	24,392	Yes	10,556
Authorization of 300,000 stock warrants	December 20, 2014	36,588	Yes	12,196
Authorization for Issuance of 200,000 Ordinary Shares	December 20, 2014	24,392	No	24,392
Authorization for Issuance of 3,000,000 Ordinary Shares	April 11, 2016	365,880	No	365,880
Authorization for Issuance of 15,000,000 Ordinary Shares	August 11, 2015	1,829,400	No	1,829,400
Authorization for Issuance of 2,000,000 Ordinary Shares	August 11, 2015	243,920	No	243,920

Reconciliation of the Number of Shares Outstanding

Number of Ordinary Shares as of the opening date of the fiscal year 2013	25,415,400
Issuance of Ordinary Shares on June 20, 2013	50,000
Issuance of Ordinary Shares on December 12, 2013	147,150
Number of Ordinary Shares as of December 31, 2013	25,612,550

Options Outstanding

Stock options outstanding at September 30, 2013, which expire from 2013 to 2023, had exercise prices ranging from €3.00 to €25.39. The weighted average remaining contractual life of all options is 3.81 years. As of September 30, 2013, there were 3,133,990 outstanding options at a weighted average exercise price of €10.41, of which 2,251,240 were exercisable at a weighted average price of €12.95.

History of the Share Capital

The table below shows the evolution of our share capital over the last three fiscal years through February 11, 2014:

Date	Operation	Number of Shares Issued/Warrants Subscribed	Par Value (0.122 euros nominal value per share issued)	Premium (in euros)	Value of Share Increase Capital (in euros)	Cumulative number of shares outstanding
July 2011	Subscription for warrants by Directors	300,000	—	141,000	141,000	24,645,650
September 2011	Exercise of employee stock options	30,000	3,659	28,951	32,610	24,675,650
December 2011	Definitive acquisition of Free Shares	272,400	33,222	—	—	24,948,050
December 2011	Exercise of employee stock options	14,200	1,732	37,673	39,405	24,962,250
March 2012	Exercise of employee stock options	195,000	23,782	430,568	454,350	25,157,250
December, 2012	Definitive acquisition of Free Shares	258,150	31,484	—	—	25,415,400
June, 2013	Exercise of warrants	50,000	6,098	218,902	225,000	25,465,400
August, 2013	Subscription for warrants by Directors	180,000	—	77,400	77,400	25,465,400
December 2013	Definitive acquisition of Free Shares	147,150	17,946	—	—	25,612,550

Memorandum and Articles of Association

In this section, we summarize material provisions of applicable French law and our statuts. This description is not complete and is qualified, in its entirety, by reference to our statuts, an English translation of which was filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference into this prospectus. You may obtain copies of our statuts in French from the Registry of Commerce and Companies in Lyon, France, under registration number 379001530.

Our corporate affairs are governed by our statuts and applicable laws and regulations (in particular, Chapter V of Title II of the Second Book of the French Commercial Code).

Corporate Purposes

Article 3 of our statuts provides that the purposes of the Company, in France and abroad, are:

•	design and realization of new materials for the chemical industry as well as other industries, in the fields of pharmacy, health, automotive, aerospace, telecommunications, turbines, and packing and conditioning, among others;
•	research and development of polymer and ceramic materials corresponding to identified needs;
•	filing, study, acquisition, operation and concession of patents, licenses, processes, trademarks and specialized knowledge related to the above mentioned technical fields;
•	production and sale of designed materials;
•	design, development, fabrication, distribution, import, export of medicines, pharmaceutical products and other health materials as well as the operation of pharmaceutical products, medicines and other health materials; and
•	more generally, any operations directly or indirectly related to the above.

Board of Directors

Transactions in which Directors are Materially Interested.  Under French law, any agreement entered into (directly or through an intermediary) between Flamel and any one of the members of the Board of Directors that is not entered into (1) in the ordinary course of our business and (2) under normal conditions is subject to the prior authorization of the disinterested members of the Board of Directors. The same provision applies to agreements between Flamel and another company if one of the members of the Board of Directors is the Chief Executive Officer (directeur général), one of his delegates (directeurs généraux délégués), or one of the members of the Board of Directors (administrateurs) of the Company is the owner, general partner (associé indéfiniment responsable), manager (gérant), member of the Board of Directors, member of the Supervisory Board (membre du Conseil de surveillance) or, more generally, manager (dirigeant) of the other company. The same provision also applies to agreements in which one of the members of the Board of Directors has an indirect interest.

Compensation.  The aggregate amount of attendance fees (jetons de présence) of the Board of Directors is determined by the shareholders at an ordinary general meeting. The Board of Directors then divides this aggregate amount among its members by a simple majority vote. In addition, the Board of Directors may grant exceptional compensation (rémunérations exceptionnelles) to individual directors on a case-by-case basis for special assignments following the procedures described above at “— Transactions in which Directors are Materially Interested.” The Board of Directors may also authorize the reimbursement of travel and accommodation expenses, as well as other expenses incurred by Directors in the corporate interest.

Borrowing Power.  Under French corporate law, the CEO (“directeur général”) has the power to represent the Company and execute any agreements on its behalf. The articles of association or decisions of the Board may limit this power by, for example, requiring prior authorization of the Board if borrowing exceeds a specified threshold. There are currently no limits imposed by the shareholders on the borrowing powers exercisable by the CEO (“directeur général”). However, there are limits on the Company’s borrowing power under the Note Agreement executed in connection with the acquisition of Éclat.

Age Limits and Share Ownership Requirements.  Our statuts provide that at no time may the number of Directors over the age of 70 exceed one-third of the total number of Directors in office. The statuts also require that each member of the Board of Directors must own at least one share during the whole term of his or her office as a Director.

Changes in Share Capital

Except as set forth below, our share capital may be increased only with the approval of the shareholders at an extraordinary general meeting. Increases in share capital may be effected either by the issuance of additional shares, by an increase in the nominal value of existing shares or by the creation of a new class of shares. Additional shares may be issued for cash, in satisfaction of indebtedness incurred by us by way of set-off, for assets contributed in kind, upon the conversion, exchange or redemption of debt securities previously issued by us, upon the exercise of stock options, warrants or other similar securities comprising rights to subscribe for shares, or by capitalization of reserves. Share dividends may be distributed in lieu of payment of cash dividends, as described under “— Dividend and Liquidation Rights.”

French law requires that the net assets of a corporation as calculated under French statutory accounting (capitaux propres) be equal to at least one-half of its issued nominal capital (capital social). The board of directors of any such French corporation must, within four months from the approval by the shareholders of the audited accounts showing such a deficiency in the net asset position, convene an extraordinary meeting of shareholders in order to decide whether the corporation ought to be dissolved before its statutory term or whether to continue the business activity of the corporation. If the dissolution is not declared, the net asset position must then be restored at the latest at the end of the second fiscal year following the fiscal year during which the insufficient net asset position was legally established by the shareholders.

Preemptive Subscription Rights

Unless previously waived or cancelled, holders of shares have preemptive rights to subscribe for additional shares issued by us on a pro rata basis. Shareholders may individually waive such preemptive subscription rights or cancel all of them at an extraordinary general meeting under certain circumstances. Preemptive subscription rights, if not previously cancelled by an extraordinary general meeting or individually waived by each shareholder, are transferable during the subscription period relating to a particular offering of shares, unless otherwise decided by the extraordinary general meeting.

Attendance and Voting at Shareholders’ Meetings

In accordance with French law, there are two types of shareholders’ general meetings, ordinary and extraordinary. Ordinary general meetings of shareholders are required for matters such as the election of directors, the appointment of statutory auditors, the approval of the annual report prepared by the Board of Directors and the annual accounts and the declaration of dividends.

Extraordinary general meetings of shareholders are required for approval of matters such as amendments to our statuts, modification of shareholders’ rights, approval of mergers, increases or decreases in share capital, the creation of a new class of capital stock and the authorization of the issuance of securities convertible or exchangeable into shares. In particular, shareholder approval will be required for any and all mergers in which (1) we are not wholly owned by the absorbing company or (2) we do not wholly own the absorbed company.

The Board of Directors is required to convene an annual ordinary general meeting of shareholders, which must be held within six months of the end of our fiscal year, which is December 31. Under our statuts, all directors stand for re-election at each annual ordinary general meeting of shareholders. Other ordinary or extraordinary meetings may be convened at any time during the year. Meetings of shareholders may be convened by the Board of Directors or, if the Board of Directors fails to call such a meeting, by our designated statutory auditors, currently PricewaterhouseCoopers Audit, or by an agent appointed by the court. The court may be requested to appoint such an agent either by shareholder(s) holding at least 5% of our share capital, a shareholder’s association meeting the requirements of Article L.225-120 of the French Commercial Code, or in cases of urgency, by the works council or an interested party. Following a successful takeover bid or the acquisition of control of the Company, the new majority shareholders may call a shareholders’ ordinary or extraordinary general meeting, depending on matters to be considered in such meeting. The notice calling such meeting must state the matters to be considered.

French law provides that, at least 15 days before the date set for any general meeting on first notice, and at least ten days before the date set for any general meeting on second notice, notice of the meeting must be sent by mail to all holders of properly registered shares who have held such shares prior to the date of the notice. A preliminary written notice (avis de reunion) must be sent to each shareholder who has requested to be notified in writing before the date set for any ordinary or extraordinary general meeting. Shareholders holding a defined percentage of our share capital, which varies depending on the absolute amount of the share capital, may propose resolutions to be submitted for approval by the shareholders at the meeting. The defined percentage referred to in the preceding sentence will never be higher than five percent. Holders of ADSs will receive notice of shareholders meetings and other reports and communications that are made generally available to shareholders from the Depositary if we furnish sufficient copies of the documents and ask the Depositary to mail them to ADR holders. See “Description of American Depositary Shares — Voting of the Underlying Shares” for the contents and time periods for notices of shareholder meetings to be given to the holders of ADSs.

Attendance and exercise of voting rights at ordinary general meetings and extraordinary general meetings of shareholders are subject to certain conditions. Pursuant to our statuts, holders of shares deciding to exercise their voting rights must have their Shares registered in their names in the shareholder registry maintained by or on behalf of Flamel one day prior to the meeting at the latest. Certain procedures to effect such requirements will apply to a holder of ADSs desiring to exercise the voting rights relating to the shares corresponding to such ADSs. See “Description of American Depository Shares — Voting of the Underlying Shares.”

All shareholders who have properly registered their shares have the right to participate in general meetings, either in person, by proxy, or by mail, and to vote according to the number of shares they hold. Each share confers on the shareholder the right to one vote. Our statuts do not provide for cumulative voting rights. Under French law, shares held by entities controlled directly or indirectly by Flamel shall not be entitled to any voting rights. A proxy may be granted by a shareholder whose name is reflected on our share registry to his or her spouse, to his or her partner under civil partnership (pacte civil de solidarité), to another shareholder or to a legal representative, in the case of a legal entity, or by sending a proxy in blank to us without nominating any representative. In the latter case, the chairman of the meeting of shareholders will vote the Shares with respect to which such blank proxy has been given in favor of all resolutions proposed by the Board of Directors and against all others.

The presence in person or by proxy of shareholders holding not less than 20% (in the case of an ordinary meeting) or 25% (in the case of an extraordinary meeting) of the shares entitled to vote is necessary for a quorum. If a quorum is not present at an initial meeting, then the meeting must be adjourned. An adjourned meeting may be reconvened upon 10 days’ notice. Upon recommencement of an adjourned meeting, no quorum is required in the case of an ordinary general meeting but, in the case of an extraordinary meeting, the presence in person or by proxy of shareholders holding not less than 20% of the shares entitled to vote is required for a quorum.

At an ordinary meeting, a simple majority of the votes cast is required to pass a resolution. At an extraordinary general meeting, a two-thirds majority of the votes cast is required. However, a unanimous vote is required to increase liabilities of shareholders. Abstention by those present or represented by proxy is deemed a vote against the resolution submitted to a vote.

In addition to rights to certain information regarding Flamel, any shareholder may, during a period no more than 15 days preceding a shareholders’ meeting and no later than four business days preceding a shareholders’ meeting, submit written questions to the Board of Directors relating to the agenda for the meeting. The Board of Directors is required to respond to such questions during the meeting.

As set forth in the statuts, shareholders’ meetings are held at our registered office or at any other location specified in the written notice.

Dividend and Liquidation Rights

If the financial results show the existence of a distributable profit, our statuts permit a general shareholders’ meeting to allocate such profits to one or several reserve accounts, to carry the amount forward or to distribute it to shareholders. As provided under French law, net income in each fiscal year (after deduction for legal reserve), as increased or reduced, as the case may be, by any net income or loss of any French corporation carried forward from prior years, is available for distribution to the shareholders of such corporation as dividends, all as determined in accordance with French statutory accounting. Dividends may also be distributed from available reserves of any French corporation, subject to approval by the shareholders and certain limitations.

Under French law, a corporation is legally required to establish and maintain a legal reserve by making a minimum transfer of 5% of its net income in each year to such legal reserve as may be necessary to maintain it at a level equal to 10% of the aggregate nominal value of its share capital, as increased or reduced from time to time. The legal reserve is distributable only upon liquidation. The payment of dividends, if any, is fixed by the ordinary general meeting of shareholders at which the annual accounts are approved following recommendation of the Board of Directors. Dividends are payable pro rata to holders of shares outstanding on the date of the shareholder meeting approving the distribution of dividends or, in the case of interim dividends, on the date of the meeting of the Board of Directors approving the distribution of interim dividends. The actual dividend payment date is determined by the shareholders at the ordinary general meeting approving the declaration of the dividends or by the Board of Directors in the absence of such determination by the shareholders. The payment of the dividends must occur within nine months of the end of a French company’s fiscal year. Dividends not claimed within five years of the date of payment revert to the French state. The statuts of the Company authorize the shareholders, in an ordinary general meeting, to authorize the grant to each shareholder of an option to receive all or part of any annual or interim dividends in either cash or shares.

If net income (as shown on an interim income statement certified by our statutory auditors) is sufficient, the Board of Directors has the authority, subject to French law and regulations, without the approval of shareholders, to distribute interim dividends.

In the event that we are liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will be distributed first to repay in full the capital of the shares, and the surplus, if any, will then be distributed pro rata among the holders of shares in proportion to the nominal value of their shareholdings and subject to any special rights granted to holders of priority or preference shares, if any. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold and are not liable to further capital calls of the Company.

Repurchase of Shares

Pursuant to French law, we may not acquire our shares except in certain limited circumstances not presently applicable to it.

Form and Holding of Shares

Form of Shares.  Our statuts provide that shares may be held only in registered form.

Holding of Shares.  Shares are registered in the name of the respective owners thereof in the registry maintained by or on behalf of Flamel. Stock certificates evidencing shares, in a manner comparable to that in the United States, are not issued by French companies, but we may issue or cause to be issued confirmations as to holdings of shares registered in such registry to the persons in whose name such shares are registered. Such confirmations do not constitute documents of title and are not negotiable instruments.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Our ordinary shares are traded on the NASDAQ Global Market in the form of ADSs delivered by The Bank of New York Mellon pursuant to the Deposit Agreement dated as of June 6, 1996, as amended and restated as of August 10, 2001 and further amended and restated as of February 28, 2014, among Flamel, The Bank of New York Mellon (formerly, “The Bank of New York”), as depositary (the “Depositary”), and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”). The Depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

The following is a summary of the material provisions of the Deposit Agreement, which is qualified in its entirety by reference to the Deposit Agreement filed as an exhibit to the Registration Statement on Form F-6 filed on February 12, 2014. Copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary, which is presently located at 101 Barclay Street, New York, New York 10286. Capitalized terms used but not defined herein shall have meanings assigned to them in the Deposit Agreement.

American Depositary Receipts

Each American Depositary Receipt (“ADR”) is a certificate evidencing a specific number of ADSs. The Depositary will execute and deliver the ADRs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with the Depositary or the Paris office of CACEIS Bank, as custodian for the Depositary (the “Custodian”), presently located at 1-3, Place Valhubert, 75206 Paris Cedex 13, FRANCE. Each ADS will also represent any other securities, cash or other property that may be held by the Depositary.

You may hold ADSs either (A) directly (i) by having an ADR registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. As used herein, the term “ADR holder” shall mean a person holding ADSs directly.

The Direct Registration System, also referred to as “DRS,” is a system administered by The Depository Trust Company, also referred to as “DTC,” under which the Depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

As an ADR holder, we will not treat you as one of our shareholders, and you will not have shareholder rights. French law governs shareholder rights. The Depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. The Deposit Agreement sets forth ADR holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADRs.

We refer to the ordinary shares that are at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement as “Deposited Securities.”

Dividends and Other Distributions

The Depositary has agreed to pay to you the cash dividends or other distributions it or the Custodian receives on the ordinary shares or other Deposited Securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash.  The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADR holders to whom such distribution is possible. The Depositary will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid but will not invest the foreign currency and will not be liable for any interest.

Before making a distribution, the Depositary will deduct any withholding taxes that must be paid. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The Depositary may distribute additional ADRs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADRs and will sell shares that would require it to deliver fractional ADRs and distribute the net proceeds in the same way that it does with cash. If the Depositary does not distribute additional ADRs, the outstanding ADRs will also represent the new shares.

Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to you. If the Depositary decides it is not legal and feasible to make the rights available but that it is feasible to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary makes rights available to ADR holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADRs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADRs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADRs freely in the United States. In this case, the Depositary may deliver restricted ADRs that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions.  The Depositary will send to you anything else we distribute on Deposited Securities by any means it believes are legal, fair and practical. If it cannot make the distribution in such a manner, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holder. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, ADSs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Depositary will deliver ADRs if you or your broker deposits shares or evidence of rights to receive shares with the Custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs to or upon the order of the person or persons that made the deposit.

You may surrender your ADRs at the Depositary’s Corporate Trust Office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will transfer the shares and any other Deposited Securities underlying the ADR to you, or a person you designate, at the office of the Custodian. Alternatively, at your request, risk and expense, the Depositary will deliver the Deposited Securities at its Corporate Trust Office, if feasible.

Voting of the Underlying Shares

You may instruct the Depositary to vote the ordinary shares underlying your ADRs, but only if we ask the Depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the Depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the Depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the Depositary must receive them on or before the date specified. The Depositary will try, as far as practical, subject to French law and the provisions of our statuts, to vote or to have its agents vote the shares or other deposited securities as you instruct.

If the Depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to vote the number of deposited securities represented by your ADSs in accordance with the recommendations of our management. However, the Depositary will not vote under the preceding sentence if we notify the Depositary that:

•	we do not wish it to do so;
•	we think there is substantial shareholder opposition to the particular question; or
•	we think the particular question would have an adverse impact on our shareholders.

The Depositary will only vote, or attempt to vote, as you instruct, or as described in this paragraph.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your ordinary shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing shares or ADR holders must pay:		For:
1.	$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADRs, including issuances resulting from a distribution of shares or rights or other property Cancellation of ADRs for the purpose of withdrawal, including if the Deposit Agreement terminates
2.	$0.05 (or less) per ADS	Any cash distribution to you
3.	A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADR holders
4.	$1.50 or less per certificate	Registration or transfer of ADRs
5.	$0.05 (or less) per ADS per calendar year	Depositary services
6.	Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares
7.	Expenses of the Depositary	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)
8.	Taxes and other governmental charges the Depositary or the Custodian has to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
9.	Expenses of the Depositary in converting foreign currency to U.S. dollars	As necessary
10.	Any charges incurred by the Depositary or its agents for servicing the deposited securities.	As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

The Depositary may deduct the amount of any taxes owed from any payments to you and may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we (1) change the nominal value of our shares; (2) reclassify, split up or consolidate any of the Deposited Securities; (3) distribute securities on the shares that are not distributed to you; or (4) recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action, then:

•	the cash, shares or other securities received by the Depositary will become Deposited Securities, and each ADS will automatically represent its equal share of the new Deposited Securities; and
•	the Depositary may, and upon our request will, distribute some or all of the cash, shares or other securities it received. The Depositary may also distribute new ADSs representing new Deposited Securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new Deposited Securities.

Reports and Other Communications

The Depositary will make available for inspection by owners of ADRs at its Corporate Trust Office any reports and communications, including proxy solicitation materials, received from us which are both (1) received by the Depositary as the holder of the Deposited Securities and (2) made generally available by us to the holders of such Deposited Securities. The Depositary will also send to the owners of ADRs copies of Company notices of shareholder meetings or the adjournment thereof, actions related to any cash or other distributions and the offering of any rights and copies of annual reports, quarterly reports, summaries of notices of shareholders’ meetings and other communications made generally available to owners of Deposited Securities. If instructed in writing by us, the Depositary will arrange for copies of such reports and communications to be mailed to all owners of ADRs at our expense. Any such reports and communications, including any proxy solicitation materials, will be furnished to the Depositary in English.

Amendment and Termination

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 60 days after the Depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

The Depositary will terminate the Deposit Agreement if we ask it to do so. The Depositary may also terminate the Deposit Agreement if the Depositary has told us that it would like to resign and we have not appointed a successor Depositary within 90 days. In either case, the Depositary must notify you at least 90 days before termination.

After termination, the Depositary and its agents will do the following under the Deposit Agreement but nothing else: (1) advise you that the Deposit Agreement is terminated, (2) collect distributions on the Deposited Securities, (3) sell rights and other property and (4) deliver shares and other Deposited Securities upon cancellation of ADRs. One year after termination, the Depositary may sell any remaining Deposited Securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we have agreed to pay.

Limitations on Obligations and Liability

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. The Depositary and we:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;
•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the Deposit Agreement;
•	are not liable if either of us exercises discretion permitted under the Deposit Agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the Deposit Agreement on your behalf or on behalf of any other party; and
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the Deposit Agreement, we agree to indemnify the Depositary for acting as Depositary, except for losses caused by the Depositary’s own negligence or bad faith.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because (1) the Depositary has closed its transfer books or we have closed our transfer books, (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting or (3) we are paying a dividend on our shares;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADRs

The Deposit Agreement permits the Depositary to deliver ADRs before deposit of the underlying shares. This is called a pre-release of ADRs. The Depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADRs instead of shares to close out a pre-release.

The Depositary may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADRs to be deposited;
•	the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and
•	the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to thirty percent (30%) of the Ordinary Shares deposited, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications: Inspection Rights

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of Deposited Securities that we make generally available to holders of Deposited Securities. The Depositary will send you copies of those communications if we ask it to. The Depositary will keep books for the registration and transfer of ADRs, which will be open for inspection by the owners of ADRs and the Company at all reasonable times, provided that such inspection shall be limited to business of the Company or a matter related to the Deposit Agreement or the ADRs and not for the purpose of communicating with ADR owners for another business. At any time and from time to time, the Depositary may close the transfer books in connection with the performance of its duties under the Deposit Agreement or upon the Company’s request.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this registration statement and any other document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically. Additional information about Flamel may be obtained on our website at www.flamel.com. We are not incorporating the contents of our or the SEC’s websites or the website of any other person into this prospectus.

You should rely only on the information that we provide or incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information, and you should not assume that the information in this prospectus is accurate as of any date other than the date indicated in the relevant documents.

As a foreign private issuer, we are exempt from some SEC reporting requirements, including proxy solicitation rules, short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our ordinary shares, and the rules regarding the furnishing of quarterly reports, among others.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information filed with or furnished to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012;
•	our Reports of Foreign Private Issuer on Form 6-K pursuant to Rules 13a-16 and 15d-16 filed with the Commission on February 12, 2013, March 1, 2013, April 2, 2013, May 16, 2013, May 28, 2013, June 7, 2013, July 15, 2013, August 2, 2013, September 19, 2013, December 6, 2013, December 10, 2013, January 15, 2014 and January 31, 2014;
•	all documents we subsequently file under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part (and prior to effectiveness) and before the termination of the offerings using this prospectus, including Annual Reports on Form 20-F, provided, that with respect to any Report of Foreign Private Issuer on Form 6-K, we will only incorporate these documents to the extent that any report is specifically designated as being incorporated by reference into this prospectus; and
•	the description of our ordinary shares, and the American Depositary Shares representing the ordinary shares, contained in our Registration Statement on Form F-1 filed on April 19, 1996, as amended, pursuant to the Securities Act.

All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference into this prospectus.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Flamel Technologies, S.A., 33 Avenue du Docteur, Georges Levy, 69693 Venissieux Cedex, France, +33 472 783 434.

EXPENSES

We will incur the following expenses in connection with the registration of the ordinary shares offered by the selling shareholder:

Legal Fees and Expenses	$40,000
Accounting Fees and Expenses	$35,000
SEC Registration Fee	$20,583
Printing Expenses	$5,000
Miscellaneous Expenses	$5,000
TOTAL	$105,583

All amounts shown are estimates, except for the amount of the SEC registration fee. Any selling commissions, brokerage fees, applicable transfer taxes, and fees and disbursements of counsel for the selling shareholder are payable by the selling shareholder.

LEGAL MATTERS

Fidal Law Firm, 12 boulevard du Général Leclerc 92200 Neuilly-sur-Seine France, will pass upon certain matters of French law for the Company, including the validity of the ordinary shares. Troutman Sanders LLP, will pass upon certain matters of U.S. laws for the Company.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited liability company (société anonyme) organized under the laws of France, and many of our directors and officers reside outside the United States. In addition, a substantial portion of our assets are located in France. As a result, it may be difficult for investors to effect service of process within the United States on such persons. It may also be difficult to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in France, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws. Actions for enforcement of foreign judgments against such persons would require such persons who are of French nationality to waive their right under Article 15 of the French Civil Code to be sued only in France. We believe that no such French persons have waived such right with respect to actions predicated solely upon U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 26, 1968, as amended, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions. Additionally, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in France.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Under French law, a company may purchase directors and officers’ insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement under Article L. 225-251 of the French Commercial Code (Code de commerce), the relevant member of the board of directors may have to fully or partly indemnify the company. The Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

1,026,736 American Depositary Shares

Representing 1,026,736 Ordinary Shares

FLAMEL TECHNOLOGIES, S.A.

PROSPECTUS SUPPLEMENT

December 2, 2014